Exhibit 1

JOINT FILING, GROUP AND SOLICITATION AGREEMENT

This JOINT FILING, GROUP AND SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of August 25, 2016, by Bradley P. Rexroad and Michael D. Tofias (each, a “Party” and together the “Parties” or the “Group”).

WHEREAS, each of the Parties is a stockholder, direct or beneficial, of Surge Components, Inc., a Nevada corporation (the “Company”); and

WHEREAS, the Parties are forming the Group for the purpose of (a) engaging in discussions with the Company regarding operating results, costs and capital allocation, opportunities to enhance stockholder value, corporate governance, and related matters; (b) seeking representation on the Board of Directors of the Company (the “Board”) at the Company’s 2016 Annual Meeting of Stockholders or a Special Meeting of Stockholders (whether in lieu of an annual meeting or otherwise) that includes the election of directors (in each case including any adjournments, postponements or other delays thereof, the “2016 Annual Meeting”); (c) taking all other action with respect to the foregoing; and (d) taking any other actions that the Group determines to undertake in connection with the Parties’ respective investments in the Company.

NOW, IT IS AGREED, by the Parties:

1.          Joint Filing. In accordance with Rule 13d-1(k)(1)(iii) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), each Party agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the equity securities of the Company, options to purchase or sell equity securities of the Company, and swaps, synthetics and other derivative securities or instruments, the value of which is solely and directly related to equity securities of the Company (collectively, “Securities”). Each Party will be responsible for the accuracy and completeness of his own disclosure in any such filing, and is not responsible for the accuracy and completeness of the information concerning the other Parties, unless such Party knows or has reason to know that such information is inaccurate.

2.          Notification of Transactions. So long as this Agreement is in effect, each of Parties will provide prompt notice to Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) of any (a) purchases or sales of Securities; or (b) Securities of the Company over which they acquire or dispose of beneficial ownership. Such notice will be given no later than 24 hours after each such transaction. For purposes of this Agreement, the term “beneficial ownership” will have the meaning given to such term set forth in Rule 13d-3 under the Exchange Act.

3.          Purpose. The Parties agree to form the Group for the purpose of (a) engaging in discussions with the Company regarding operating results, costs and capital allocation, opportunities to enhance stockholder value, corporate governance, and related matters; (b) seeking representation on the Board at the 2016 Annual Meeting; (c) taking all other action with respect to the foregoing; and (d) taking any other actions that the Group determines to undertake in connection with the Parties’ respective investments in the Company.

4.          Cost Sharing. The Parties agree that certain expenses and costs (including all legal fees) are likely to be incurred in connection with the Group’s activities (the “Expenses”). Mr. Tofias will pay 60% of all Expenses and Mr. Rexroad will pay 40% of all Expenses. Any reimbursement from the Company in respect of the Expenses paid pursuant to this Section 4 will be split by the Parties in proportion to the Expenses paid pursuant to this Section 4.

5.          Communications. The Parties will agree in advance upon any filing with the Securities and Exchange Commission, press release concerning the Company, communication to the Company or communication to other stockholders of the Company proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities.

6.          Limited Relationship. The relationship of the Parties will be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship will be construed and deemed to be for the sole and limited purpose of carrying on such business as described in this Agreement. Nothing in this Agreement will be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership, or to constitute an indemnification. Except as otherwise provided in this Agreement, nothing in this Agreement will restrict any Party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, so long as all such purchases and sales are made in compliance with all applicable securities laws and this Agreement.

7.          Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.          Jurisdiction; Governing Law. In the event of any dispute arising out of the provisions of this Agreement, the Parties consent and submit to the exclusive jurisdiction of the Federal and state courts located in New York, New York. This Agreement will be governed by the laws of the State of New York.

9.          Termination. Any Party may terminate its obligations under this Agreement on 24 hours’ prior written notice to the other Party, with a copy sent to Douglas K. Schnell of WSGR, fax number (650) 493-6811.

10.        Counsel. Each of the Parties agrees that WSGR will act as counsel for the Group as it relates to the Group’s activities set forth in this Agreement.

11.        Filing Requirement. Each of the undersigned Parties agrees that this Agreement will be filed as an exhibit to any Schedule 13D that may in the future be required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties caused this Agreement to be executed as of the day and year first above written.

BRADLEY P. REXROAD

/s/ Bradley P. Rexroad

MICHAEL D. TOFIAS

/s/ Michael D. Tofias